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                                                                    EXHIBIT 10.5

                               [EOTT ENERGY LOGO]

June 10, 2003

Mr. James R. Allred
510 Walnut Bend
Houston, Texas 77042

Dear Mr. Allred:

It is a pleasure to offer you employment with EOTT Energy LLC or its successor company(ies) (EOTT) in the exempt position of Vice President & Treasurer reporting to Keith Kaelber in the Houston office. Your employment will begin on or about July 1, 2003 at a salary of $12,916.67 per month. As an employee of EOTT, you will be eligible to participate in all the benefit plans and employee programs.

You are eligible to participate in the 2003 EOTT Energy Annual Incentive Plan ("Plan"). All bonuses are discretionary and shall be paid in accordance with the terms and provisions of the Plan. Your targeted bonus opportunity is thirty (30%) percent of your annual base salary, provided Employee and Employer meet performance objectives. You are a participant in the EOTT Energy Equity Incentive Plan. An initial 2003 award has been approved at 40,000 LLC Units which represents an estimated target award value over a 3 year growth period equal to 3 times base salary. In the event of Change of Control as defined in the Plan provisions, accelerated vesting occurs under involuntary termination.

If during your first year of employment, involuntary termination of your employment occurs, excluding for cause termination, a separation payment equal to one year's base salary will be provided within thirty (30) days of such termination date. You are not eligible for severance benefits under the EOTT Energy LLC Severance Pay Plan during your first year of employment.

As an exception to EOTT's standard two week vacation accrual for new employees, you will accrue vacation at a four (4) week vacation accrual rate as of your date of hire.

This offer of employment is contingent upon the successful completion of: 1) a pre-employment drug screen, 2) a background check (successfully completed), and
3) the signing of the enclosed EOTT Energy Code of Ethics and EOTT Energy Confidentiality and Intellectual Property Rights Agreement.

EOTT employees are subject to the EOTT Energy Controlled Substances and Drug Paraphernalia in the Workplace Policy, the Alcohol Abuse Prevention and Testing Policy, and the Alcohol Misuse in the Workplace Policies that forbid or significantly limit any use of certain substances by DOT regulated and other employees. These policies require DOT and certain other employees to undergo pre-employment, random, post-accident, reasonable suspicion, return to duty as well as certain other drug and alcohol testing. All employees are subject to reasonable suspicion testing as indicated in the policies.

Allred, James R.

                                 EOTT ENERGY LLC
                     P.O.Box 4666, Houston, Texas 77210-4666

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You must agree to submit to and pass a pre-employment drug screening test indicating that you are free from the use of unauthorized drugs. "Unauthorized drugs" means one or more (or any combination thereof), of the following: (1) marijuana, (2) cocaine, (3) opiates, (4) amphetamines and (5) phencyclidine
(PCP). Arrangements will be made for you to visit a clinic in your area to have this drug test done. At that time you will be requested to provide a urine specimen for testing.

Enclosed is a new hire information packet that contains employment forms you should complete and have with you when you report for work to activate your employment and benefit enrollment with EOTT. Please refer to the New Hire Checklist included in the packet for the forms and their respective deadlines.

In accordance with the Immigration Reform and Control Act of 1986 (IRCA), EOTT must have you complete and sign on your first day of employment with EOTT a new identity and authorization to work in the United States form (I-9). You must bring with you on your first day at work one of the following documents: U.S. Passport OR Certificate of U.S. Citizenship, OR a valid State Drivers License (with photograph) AND either an original Social Security Card or Birth Certificate (State or County issued). These documents must be originals or certified copies bearing original certification seal or stamp. These documents will be inspected by your supervisor or a representative from Human Resources and returned to you before the end of the day. PLEASE UNDERSTAND THAT IF YOU ARE UNABLE TO PRESENT THE DOCUMENTS REQUIRED BY LAW TO COMPLETE THE FORM I-9 WITHIN 72 HOURS OF YOUR START DATE, THIS EMPLOYMENT OFFER WILL NO LONGER BE VALID.

BENEFITS:

You and your eligible dependents may participate in coverage under EOTT's Employee Benefit Plans. Your new hire packet contains enrollment materials and cost information on the benefits available to you. Please review this material carefully to ensure your choices will meet your personal needs. You should complete your enrollment forms as soon as possible after your employment begins to ensure continuous medical and dental coverage. IF WE DO NOT RECEIVE YOUR FORMS WITHIN 31 DAYS OF YOUR DATE OF HIRE, YOU WILL:

     - be assigned the $1250 Deductible (Employee Only) Option for medical coverage effective the date we receive your enrollment form, and

     - not be able to choose your desired medical coverage and not be eligible for dental or vision coverage or have dependent coverage until the Company's next Open Enrollment period for the following year's coverage, and

     - be required to fill out an Evidence of Insurability form for supplemental life insurance for you and your dependents.

Medical and Dental Coverage

You may elect medical coverage for you and your eligible dependents from the plan options that are available in your area as indicated on the enclosed Employee Contribution Price Sheet for Medical/Dental/Vision. A United Healthcare list of network physicians are available on the Internet at www.unitedhealthcare.com. You may also elect dental coverage. You may elect the medical coverage without dental coverage, dental coverage alone, or you may elect both coverages.

Vision Care Coverage

You may also elect coverage for you and your eligible dependents in our voluntary Vision Care Plan that provides managed care examinations and eyewear from Vision Service Plan. Employees pay the full cost of coverage. To find out more about the vision coverage and to locate a network doctor, visit the Vision Service Plan Internet web page at www.vsp.com.

Allred, James R.

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You must be actively at work on the date your coverage is to begin. "Actively at work" means that you are physically at work or on approved vacation or scheduled day off on the date your coverage is to begin. If you have a dependent that is confined in a hospital on the date coverage is to begin, the dependent's EOTT coverage will not be effective until the dependent is released from the hospital.

Life and Accidental Death and Dismemberment Insurance

On the date you become an active employee of EOTT, you are automatically enrolled for Basic Term Life insurance at 1.5 times your annual base salary or benefit rate and also Basic Accidental Death and Dismemberment (AD&D) coverage at 1.5 times your annual base salary or benefit rate. The cost for your Basic Term Life and AD&D coverage is currently paid entirely by the Company. The dollar amount of your coverage is adjusted each January 1, based on your salary as of that date, and remains effective for that calendar year.

Supplemental Life and AD&D coverage is available to you at 1.5 or 2.5 times your annual base salary or benefit rate. You must complete an enrollment form to establish this coverage. The cost for this coverage is paid entirely by you. Contributions are based on a rate schedule, which is included in your packet. Any request to increase the amount of your Supplemental Life coverage after the first 31 days of employment requires evidence of insurability at your expense. AD&D coverage does not require evidence of insurability at any time. The dollar amount of your coverages are adjusted each January 1, based on your salary as of that date, and remains effective for that calendar year.

You must be enrolled in Supplemental Life to elect Spouse and/or Child(ren) life coverage for your dependents. The coverage amount cannot exceed 50% of your Supplemental Life coverage amount. The cost for Spouse and/or Child(ren) life coverage is paid entirely by you. The contributions for these coverages are in this packet. Family AD&D coverage is also available.

Medical Leave

Upon your hire date by EOTT your medical (sick pay) leave benefit will be established according to the schedule found in the enclosed Benefits Alert summary. The schedule is based on length of continuous service. The maximum amount of sick pay leave is 26 weeks or 1,040 hours.

Basic Long Term Disability

You will be automatically enrolled for long-term disability benefits when you have completed six months of service from your date of hire. A pre-existing condition rule will apply for any illness or injury for which you received medical treatment, consultation, care, diagnostic tests or prescribed medication in the three (3) months immediately before your effective date of coverage. The Company currently pays the cost for long-term disability coverage.

Supplemental Long Term Disability

After six months of continuous service, you will be eligible to elect coverage for a voluntary Supplemental Long Term Disability benefit that will increase your Company paid Basic Long Term disability benefit from 50% of your base salary or benefit rate to 60% of your base salary or benefit rate. The cost for Supplemental Long Term Disability coverage is paid entirely by you. At the time you have met the eligibility requirements, information will be submitted to you for election.

Allred, James R.

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Long Term Care

You are also eligible to elect coverage for a Long Term Care benefit. This plan is available to employees, spouses, parents, and parents-in-law, grandparents and grandparents-in-law. A CNA packet is enclosed with additional information and enrollment forms.

EOTT Energy Savings Plan

You may enroll in the EOTT Energy Savings Plan immediately upon hire. You may contribute up to 30% in whole percentages through payroll deduction before taxes are withheld and an additional 15% after taxes are withheld, or any combination of before and after tax withholdings. The plan offers thirteen investment options for you to choose from. Enclosed in your new hire packet is detailed fund information.

EOTT may contribute on your behalf to the Savings Plan a discretionary company match and an additional employer contribution based on the profitability of the Company. Profit Sharing contributions and company matching contributions are subject to a 25% per year vesting schedule.

Vacation

Vacation is earned and accrued at the end of each month and is paid at the employee's base rate of pay or commission rate at the time the vacation is used. VACATION MAY BE TAKEN AT ANY TIME IN THE CALENDAR YEAR WITH APPROVAL FROM THE SUPERVISOR PRIOR TO BEING SCHEDULED. VACATION REQUESTS MAY BE DENIED DUE TO CONFLICT WITH BUSINESS REQUIREMENTS AND AVAILABLE RESOURCES. Please refer to the vacation schedule provided in the enclosed Benefits Alert summary for more information.

Holidays

There are 10 paid holidays per calendar year. These may consist of up to 3 discretionary days depending upon day of the week the holidays occur in a calendar year.

This letter does not constitute a contract of employment, nor does it imply an obligation to you or EOTT outside the doctrine of Employment-At-Will. Under the doctrine of Employment-At-Will, your employment may be terminated by you or EOTT at any time, for any reason. Your acceptance of this offer shall constitute your acknowledgement that you understand that no officer, manager, or representative of EOTT has the authority to enter into any oral or written agreement or to make any agreement contrary to the foregoing unless approved by the Board of Directors of the Company. The terms and conditions stated above constitute the entire offer of employment. Any promises, conditions, perquisites or statements made prior to this offer and not expressly stated within this offer of employment, shall not be considered binding upon the company. Your employment will be subject to policies adopted by EOTT from time to time, which the Company may adopt, amend or terminate at any time in its sole discretion, without prior notice to you.

As always, EOTT considers salary information to be privileged information. The company requests that you demonstrate sensitivity to this issue by keeping the details of this offer confidential. You are encouraged to confer only with your hiring supervisor or Human Resources regarding any questions you may have.

Allred, James R.

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I am confident that you will be an asset to our organization and we look forward to having you with us. Please sign the attached acceptance statement and return to Human Resources as soon possible or no later than June 17, 2003. If EOTT does not receive your response by June 17, 2003 this offer is null and void.

If you have any questions concerning this offer of employment please feel free to contact me at 713-993- 5001.

Sincerely,

Mary Ellen Coombe
Vice President, Human Resources & Administration

Allred, James R.

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                         EMPLOYMENT ACCEPTANCE STATEMENT

I, James R. Allred, accept your offer of employment in the exempt position of Vice President & Treasurer at a monthly salary of $12,916.67. I understand that this offer of employment is contingent upon my successful passing of a pre-employment drug screen, a background check (successfully completed) and my signing of the EOTT Energy Code of Ethics and EOTT Energy Confidentiality and Intellectual Property Rights Agreement.

I understand that I am eligible to participate in the 2003 EOTT Energy Annual Incentive Plan ("Plan"). All bonuses are discretionary and shall be paid in accordance with the terms and provisions of the Plan. I am eligible for an initial targeted bonus opportunity of thirty (30%) percent of my annual base salary, provided Employee and Employer meet performance objectives. I understand that I am a participant in the EOTT Energy Equity Incentive Plan. An initial 2003 award has been approved at 40,000 LLC Units which represents an estimated target award value over a 3 year growth period equal to 3 times base salary, however, not guaranteed. In the event of Change of Control as defined in the Plan provisions, accelerated vesting occurs under involuntary termination.

I understand that if during my first year of employment, involuntary termination of my employment occurs, excluding for cause termination, a separation payment equal to one year's base salary will be provided within thirty (30) days of such termination date. I am not eligible for severance benefits under the EOTT Energy LLC Severance Pay Plan during my first year of employment.

I understand that this offer does not constitute a contract for employment, nor does it imply any obligation to me or the Company outside the doctrine of Employment-At-Will. Under the doctrine of Employment-At-Will, my employment may be terminated by EOTT or myself at any time, for any reason. I also acknowledge that I have read the attached offer letter and certify that I have not signed an agreement of confidentiality, covenant not to compete, nor any other type of agreement with restrictive covenants of any kind of nature with any of my employers, past, or present, that would restrict, prevent or otherwise preclude my employment with the Company and certification and compliance as an employee of the Company. My acceptance of this offer shall constitute acknowledgement that I understand that no officer, manager, or representative of the Company has the authority to enter into any oral or written agreement, or to make any agreement contrary to the foregoing unless approved by the Board of Directors of the Company. The terms and conditions stated in the attached offer letter constitute the entire offer of employment. Any promises, conditions, perquisites or statements made prior to this offer and not expressly stated within this offer of employment, should not be considered binding upon the Company.

/s/ James R. Allred
---------------------------------
James R. Allred

6/17/03
-------
Date

Please return this form by due date to:

                                Mary Ellen Coombe
                Vice President, Human Resources & Administration
                                  P.O. Box 4666
                            Houston, Texas 77210-4666
                              Fax No: 713-402-2772

Allred, James R.